Exhibit 4.2

FIRST AMENDMENT TO

UNSECURED PROMISSORY NOTE

THIS FIRST AMENDMENT TO UNSECURED PROMISSORY NOTE (this “Amendment”) is made as of the 2nd day of October, 2019, by and between DELAVACO HOLDINGS INC. (the “Lender”) and COOL HOLDINGS, INC., a Maryland corporation (the “Company”). Any capitalized term used in this Amendment, but not otherwise defined herein, shall have the meaning ascribed to it in the Note (as defined below).

R E C I T A L S:

WHEREAS, the Lender and the Company entered into an Unsecured Promissory Note, dated as of September 30, 2018 (the “Note”), pursuant to which the Lender extended to the Company a loan in the principal amount of Two Million One Hundred Seven Thousand Three and 51/100 Dollars ($2,107,003.51); and

WHEREAS, pursuant to Section 5.4 of the Note, the Lender and the Company have agreed to make certain amendments to the Note as set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the promises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.Amendments to Note.

(a)As of the Effective Date (as defined below), Section 1 is hereby amended and restated in its entirety and shall read as follows:

“1.Maturity; Conversion.

1.1

Unless earlier converted into shares of Equity Securities (as defined below) pursuant to the terms of this Note, earlier repaid in full or accelerated, the entire outstanding principal balance of this Note, together with all accrued and unpaid interest thereon, shall be due and payable on March 31, 2021 (the “Maturity Date”).

1.2	This Note shall be convertible according to the following terms:
1.2.1

The principal and unpaid accrued interest of this Note will be automatically converted into the common stock of the Company (the “Equity Securities”) on the Effective Date. The number of Equity Securities to be issued upon such conversion shall be equal to the quotient obtained by dividing the outstanding principal and unpaid accrued interest due on this Note on the date of conversion, by the Conversion Price. “Conversion Price” shall mean $1.40 and the “Effective Date” shall mean the date the Note is approved by the board of directors of the Company and all required approvals of NASDAQ have been obtained.”

1.2.2

Upon the conversion of this Note, the Lender shall surrender this Note, duly endorsed, at the principal office of the Company. As soon as practicable thereafter, the Company will issue in the name of and deliver to the Lender, a certificate or certificates for the number of shares of the Equity Securities to which the Lender shall be entitled on such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of conversion.”

(b)As of the Effective Date, Section 3 is hereby amended and restated in its entirety and shall read as follows:

“3.Payment Terms.  Except in connection with the conversion of principal and unpaid accrued interest hereunder into the Equity Securities as provided for herein, all payments shall be made in lawful money of the United States of America by wire transfer of immediately available funds to an account designated by the Lender in writing. No periodic or regular payments of principal and interest shall be required under this Note prior to the Maturity Date. Prepayment of the principal amount of this Note, together with all accrued and unpaid interest on the portion of principal so prepaid, may be made in whole or in part at any time without penalty. Any payments made under this Note shall be applied first to the payment of all accrued and unpaid interest and then to the payment of principal. By acceptance of this Note, Lender agrees that upon repayment in full of this Note, Lender will promptly deliver to the Company this Note marked “PAID IN FULL.”

2.Representations and Warranties.  The Lender represents and warrants as follows:

(a) It is the holder of the Note, and has the right to enter into this Amendment without the consent of any third party.

(b) It has sought its own legal and tax advice with respect to the Note and this Amendment.

3.Effectiveness of Amendment.   This amendment in this Amendment shall become effective on the date (the “Effective Date”) on which:

(a)this Amendment has been approved by the board of directors of the Company; and

(b)all required approvals of NASDAQ for the Amendment have been obtained.

4.No Other Modification.  Except as expressly provided and amended hereby, the Note shall remain in full force and effect and is hereby ratified and confirmed.

5.Governing Law.  This Amendment shall be governed and construed under the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

6.Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

7.Execution in Counterparts.  This Amendment may be executed in any number of counterparts, including by electronic signature or electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all or which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment on the date first written above by their duly authorized officers.

COMPANY:	COOL HOLDINGS, INC. By: /s/ Vernon A. LoForti Name: Vernon A. LoForti Title: Senior VP & CFO
LENDER:	DELAVACO HOLDINGS INC. By: /s/ Catherine DeFrancesco Name: Catherine DeFrancesco Title: President